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                                                                      Exhibit 21




                         Subsidiaries of the Registrant



                                                Name Under Which Subsidiary Does
Name                  State of Incorporation    Business
-------------------   ----------------------    --------------------------------
TACT Software, Inc.   Connecticut               TACT Software
T3 Media, Inc.        New York                  T3 Media or T3M